Exhibit 99.9

Execution Version

DATED 12 September 2019

JD FINANCIAL INVESTMENT LIMITED

MORESPARK LIMITED

AND

HAMMER CAPITAL OPPORTUNITIES FUND L.P.

DEED OF IRREVOCABLE UNDERTAKING

KIRKLAND & ELLIS

26/F, Gloucester Tower, The Landmark

15 Queen’s Road Central

Hong Kong

THIS DEED OF IRREVOCABLE UNDERTAKING is dated 12 September 2019 and made:

AMONG:

(1)

JD Financial Investment Limited, a company incorporated in the British Virgin Islands whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands (the “Shareholder”);

(2)

Morespark Limited, a private company limited by shares incorporated under the laws of Hong Kong whose registered office is at 29/F Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong (“Tencent”); and

(3)

Hammer Capital Opportunities Fund L.P., an exempted limited partnership organised under the laws of the Cayman Island whose registered office is at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands (“Hammer”, together with Tencent, the “Consortium”, each a “Consortium Member”).

WHEREAS:

(A)

Yixin Group Limited易鑫集团有限公司 (the “Company”) is a company incorporated in the Cayman Islands whose issued shares are currently listed on the Main Board of the Stock Exchange (stock code: 2858) with its registered office at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and as at the date hereof has an authorised capital of US$1,500,000 divided into 15,000,000,000 Shares, of which 6,371,000,152 Shares have been issued and are fully paid up, of which:

(i)	684,283,320 Shares, representing approximately 10.74% of the issued Share capital of the Company at the date hereof, are legally and beneficially owned by the Shareholder; and

(ii)

2,786,836,570 Shares, representing approximately 43.74% of the issued Share capital of the Company at the date hereof, are directly or indirectly owned by Bitauto Holdings Limited, an exempted company organised and existing under the laws of the Cayman Islands the shares of which are listed on the New York Stock Exchange (NYSE: BITA) (“Bitauto”).

(B)

The Consortium intends to submit a non-binding proposal letter (the “Proposal”) to the board of directors of Bitauto which sets forth a preliminary non-binding proposal to acquire all of the outstanding shares and ADS of Bitauto not already owned by the Consortium Members or their Affiliates in a going private transaction (the “Acquisition”).

(C)

Upon completion of the Acquisition, the Consortium and its Affiliates will own the entire issued share capital of Bitauto, through which it will acquire control (as defined under the Takeovers Code) over the Company. Accordingly, pursuant to Note 8 to Rule 26.1 of the Takeovers Code, the Consortium will be required to make an unconditional mandatory general offer to all the shareholders and other securities holders of the Company for all the issued Shares and other securities of the Company (other than those already owned or agreed to be acquired by the Consortium or the parties acting in concert with it) upon completion of the Acquisition (the “Offer”).

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Undertaking, unless the context requires otherwise:

“Acquisition” has the meaning given to it in Recital (B);

“Affiliates” of a specified person means a person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified person. For the avoidance of doubt, an “Affiliate” of the Consortium shall include a person jointly Controlled, whether directly or indirectly through one or more intermediaries, by the Consortium as a whole;

“Applicable Laws” means with respect to any person, any laws, rules, regulations, guidelines, directives, treaties, judgments, decrees, orders or notices of any Authority that is applicable to such persons;

“Authority” means any relevant government, administrative or regulatory body, or court, tribunal, arbitrator or governmental agency or authority or department (including any relevant securities exchange) and whether supranational, national, regional or local;

“Bitauto” has the meaning given to it in Recital (A);

“close associate” has the meaning given to it under the Listing Rules;

“Company” has the meaning given to it in Recital (A);

“Composite Documents” means the composite offer document and response document to be issued by or on behalf of the Offeror and the Company to all the shareholders of the Company in accordance with the Takeovers Code containing, among others, details of the Offer, as may be revised or supplemented as appropriate;

“Control” means:

(a)

in relation to a corporate person: (i) direct or indirect ownership or right to exercise more than 50% of the votes exercisable at any meeting of such person; (ii) the ability to directly or indirectly appoint or remove or cause to appoint or remove at least a majority of the directors of the board (or equivalent governing body) of such person; (iii) the right to exercise a majority of the votes exercisable at a meeting of the board of directors (or equivalent governing body) of such person; or (iv) the ability to directly or indirectly direct or cause the direction of the management and policies of such person (whether by contract or howsoever arising); and

(b)

in relation to a non-corporate person: (i) direct or indirect ownership or right to exercise a majority of the voting rights or otherwise; (ii) the ability to direct or cause the direction of the management and policies of such person (whether by contract or howsoever arising); or (iii) the operational or practical control of such person;

and the terms “Controls”, “Controlling” and “Controlled” shall be construed accordingly;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

“Executive” means the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director;

“HKIAC” has the meaning given to it in Clause 16.2;

“HKIAC Rules” has the meaning given to it in Clause 16.2;

“HK$” means the lawful currency of Hong Kong;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Notice” means a notice to be given pursuant to the terms of this Undertaking, and shall be construed in accordance with Clause 10;

“Offer” has the meaning given to it in Recital (C);

“Offeree Shares” means (i) the 684,283,320 Shares owned by the Shareholder specified in Schedule 1, (ii) any other Shares which it may acquire on or after the date hereof (having obtained the prior written consent of the Consortium or the Offeror for such acquisition pursuant to Clause 3.2.4); and (iii) any other Shares attributable to or derived from the Shares referred to in (i) and (ii) (including, without limitation, any scrip dividend);

“Offeror” means the Consortium or a special purpose vehicle to be established by the Consortium for the purpose of the Offer;

“Parties” means the named parties to this Undertaking and “Party” means any one of them;

“Proposal” has the meaning given to it in Recital (B);

“Relevant Period” means the period commencing on the date of this Undertaking and expiring on the earlier of (a) the termination or close of the offer period relating to the Offer and (b) the termination of this Undertaking in accordance with Clause 9.

“Rule 3.5 Announcement” means the joint announcement to be published by the Offeror and the Company pursuant to Rule 3.5 of the Takeovers Code in respect of the Offer;

“Rule 3.7 Announcement” means the announcement to be published by the Company pursuant to Rule 3.7 of the Takeovers Code in respect of the Acquisition and the Offer;

“SFO” means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong);

“Shares” means the ordinary shares of US$0.0001 each in the capital of the Company;

“Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“Support Agreement” means the support agreement dated on or about the date of this Undertaking entered into among Tencent, Hammer and JD.com Global Investment Limited;

“Takeovers Code” means, at any relevant time, the Hong Kong Code on Takeovers and Mergers in force at that time;

“Undertaking” means this Undertaking as amended or varied from time to time;

“US$” means United States dollars, the lawful currency of the United States of America; and

“Voting Proxy Agreement” means the voting proxy agreement entered into between Bitauto, Tencent Holdings Limited and JD.com Inc. on 31 October 2017;

“Warranties” means the representations and warranties given by each Party as set out in Schedule 2 and the expression “Warranty” means any one of them.

1.2

References herein to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.3

References herein to Clauses and Schedules are to clauses in and schedules to this Undertaking unless the context requires otherwise and the Schedules to this Undertaking shall be deemed to form part of this Undertaking.

1.4

The expressions the “Shareholder”, the “Consortium”, “Tencent”, “Hammer” and the “Offeror” shall, where the context permits, include their respective successors and permitted assigns. For the avoidance of doubt, in the event of a merger of any of the Parties, the surviving entity of such Party shall be deemed to be the successor of such Party.

1.5	The headings are inserted for convenience only and shall not affect the construction of this Undertaking.

1.6

Unless the context requires otherwise, words and expressions defined in the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) shall bear the same respective meanings when used in this Undertaking.

1.7	In this Undertaking, references to:

1.7.1	being “interested in” or having “interests in” shares or securities shall be interpreted in accordance with the SFO;

1.7.2	“acting in concert”, “business day”, “dealing”, “relevant securities” and “offer period” shall be interpreted in accordance with the Takeovers Code; and

1.7.3	the “Offer” shall include any new, increased, renewed or revised offer made by or on behalf of the Offeror, howsoever to be implemented.

2.	OWNERSHIP OF SHARES

2.1	The Shareholder hereby represents, warrants and undertakes that as of the date of this Undertaking and as at completion of the Acquisition:

2.1.1	the Shareholder is the registered holder and beneficial owner of the Offeree Shares free and clear of any Encumbrance (save for the Voting Proxy Agreement); and

2.1.2

save as set out in Schedule 1, the Shareholder is not interested in any other securities of the Company and does not have any rights to subscribe, purchase or otherwise acquire any securities of the Company.

3.	IRREVOCABLE UNDERTAKINGS

3.1

Subject always to the terms of the Voting Proxy Agreement, during the Relevant Period, the Shareholder irrevocably and unconditionally undertakes that it will not accept the Offer in respect of any of the Offeree Shares or make any of the Offeree Shares available for acceptance under the Offer, and it will waive any right to receive any offer under the Takeovers Code from the Offeror or any of the Consortium Members for the Offeree Shares arising from the Offer, provided always that the offer price per Share for the Offer does not exceed HK$2.00 (the “Maximum Price”). For the avoidance of doubt, if the offer price per Share for the Offer exceeds the Maximum Price, the undertakings of the Shareholder under this Clause 3.1 shall immediately cease and the Shareholder shall be entitled, but not obliged, to accept such Offer.

3.2	Subject to the terms of the Voting Proxy Agreement, the Shareholder irrevocably and unconditionally undertakes that it will not, during the Relevant Period:

3.2.1

save for any acceptance of the Offer in respect of any Offeree Shares not in breach of this Undertaking, sell, transfer, charge, create or permit to subsist any Encumbrances over or otherwise dispose of (or permit any such action to occur in respect of), directly or indirectly, all or any of the Offeree Shares or any interest therein;

3.2.2

accept, or give any undertaking (whether conditional or unconditional) to accept, exercise voting rights attached to the Offeree Shares to approve or otherwise agree to, any offer, scheme of arrangement, merger or other business combination made or proposed to be made in respect of the Offeree Shares by any person other than the Consortium or the Offeror;

3.2.3

enter into any agreement in respect of the votes or other rights attached to any of the Offeree Shares (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences or incidents of ownership to such Offeree Shares or interest in the Offeree Shares);

3.2.4

except with the prior written consent of the Consortium or the Offeror, purchase, acquire or otherwise deal or undertake any dealing or make an offer to acquire or deal in any Shares or other securities of the Company (or any interest therein); and

3.2.5	enter into any discussion, negotiation, agreement or arrangement with a view to effecting any of the foregoing, whether directly or indirectly and whether beneficially, legally or otherwise,

provided that:

(i)

nothing in this Clause 3.2 shall restrict the Shareholder from creating or permitting to subsist any Encumbrance on any of the Offeree Shares provided that the relevant chargee or mortgagee has acknowledged and agreed with the Consortium and the Offeror that no enforcement or other actions in connection with any such Encumbrance will be taken during the Relevant Period; and

(ii)	if the offer price per Share for the Offer exceeds the Maximum Price, the undertakings of the Shareholder under this Clause 3.2 shall immediately cease.

3.3

The Shareholder irrevocably and unconditionally undertakes that, subject to (i) the Consortium or parties acting in concert with it becoming and remaining as the controlling shareholder(s) (as defined under the Listing Rules) of the Company, (ii) the Shareholder and/or its close associates remaining as a substantial shareholder (as defined under the Listing Rules) of the Company and (iii) completion of the Offer, it and its close associates (except for those close associates not Controlled by the Shareholder, in which case the Shareholder irrevocably and unconditionally undertakes to use all reasonable endeavours to procure that such close associates) will not acquire any Shares or voting rights in the Company without the prior written consent of the Consortium or the Offeror, if:

3.3.1	the Company is already in breach of the minimum public float requirement under the Listing Rules as imposed by the Stock Exchange from time to time; or

3.3.2	such acquisition will result in a breach by the Company of the minimum public float requirement under the Listing Rules as imposed by the Stock Exchange from time to time.

3.4

If the Shareholder or any of its Affiliates is a party acting in concert with any of the Consortium Members or the Offeror, the Shareholder irrevocably and unconditionally undertakes that it will not acquire any relevant securities of the Company at above the offer price per Share for the Offer within six months after completion of the Offer, and that it will, promptly after the publication of the Rule 3.7 Announcement, use all reasonable endeavours to notify and request any person who, as far as the Shareholder is aware, is acting in concert with it that such person shall not deal in (which includes buying and selling) any relevant securities of the Company at any time during the offer period and shall not acquire any relevant securities of the Company at above the offer price per Share for the Offer within six months after completion of the Offer.

4.	REPRESENTATIONS AND WARRANTIES

4.1

Each Party represents and warrants to the other Parties that each of the Warranties in respect of that Party is true, accurate and not misleading at the date of this Undertaking. Each of the Warranties shall be deemed to be so repeated by each Party at completion of the Acquisition by reference to the facts and circumstances then subsisting at completion of the Acquisition.

4.2	Each Party acknowledges that each other Party is entering into this Undertaking in reliance upon the Warranties.

4.3

Each of the Warranties shall be construed as a separate and independent warranty and (save where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other term of this Undertaking or any other Warranty.

4.4

Each Party agrees, to the extent permissible under Applicable Laws, to disclose promptly to each other Party in writing upon becoming aware of the same any matter, event or circumstance (including any omission to act) which may arise or become known to that Party after the date of this Undertaking and during the offer period which constitutes a breach of any of the Warranties (and, in the case of the Shareholder, a breach of any of the Warranties and the representations and warranties under Clause 2.1) if given at any time during the offer period or which might make them untrue, inaccurate or misleading.

5.	CONSENTS

5.1	The Shareholder agrees to:

5.1.1

the issue of the Rule 3.7 Announcement, the Rule 3.5 Announcement, the Composite Document and any other announcement in connection with the Acquisition and/or the Offer with the references to the Shareholder and to details of this Undertaking to the extent required by applicable laws and regulations (including, without limitations, any requirements of, or requests or comments from, the Executive, the Stock Exchange or any other relevant regulatory authority), provided that the Consortium shall consult with the Shareholder prior to issuing any such announcements or Composite Document to the extent legally permitted to do so;

5.1.2

details of this Undertaking being set out in any announcement in respect of the Acquisition and/or the Offer and in the Composite Document to the extent required by applicable laws and regulations (including, without limitations, any requirements of, or requests or comments from, the Executive, the Stock Exchange or any other relevant regulatory authority), provided that the Consortium shall consult with the Shareholder prior to issuing any such announcements or Composite Document to the extent legally permitted to do so;

5.1.3	this Undertaking being available for inspection during the offer period; and

5.1.4

after the Rule 3.7 Announcement has been made, and within a reasonable time after request by a member of the Consortium, use its reasonable endeavours to provide such information as it can reasonably provide, as the Consortium and the Offeror may require to comply with all applicable legal and regulatory requirements provided always that the Consortium must provide evidence satisfactory to the Shareholder that such information is actually required to comply with applicable laws and regulations..

5.2

Each Consortium Member consents and agrees to the Shareholder filing a copy of this Undertaking and/or details of this Undertaking in conjunction with any regulatory filings or announcements by the Shareholder to the extent required by applicable laws and regulations (including, without limitations, any requirements of, or requests or comments from, any relevant regulatory authority), provided that the Shareholder shall consult with the Consortium prior to making any such filings or announcements to the extent legally permitted to do so.

6.	ANNOUNCING THE ACQUISITION AND THE OFFER

6.1

For the avoidance of doubt, nothing in this Undertaking shall oblige the Consortium to announce or proceed with the Acquisition and the Offer. The obligations of the Shareholder under this Undertaking will cease and terminate if the Rule 3.5 Announcement is not released by the date falling nine (9) months after the date of this Undertaking, or any other date as may be agreed by the Shareholder and the Consortium in writing.

6.2

The Shareholder and the Consortium acknowledge that until the Rule 3.7 Announcement is released, the fact that the Acquisition and the Offer are under consideration is inside information and must be treated in the strictest confidence, a breach of which, or any dealing in securities of the Company, could constitute a civil and/or criminal offence under the insider dealing and/or market abuse provisions of the SFO and liable to sanction by the courts of Hong Kong.

7.	OBLIGATION TO MAKE A GENERAL OFFER

The Parties acknowledge and agree that the Consortium shall be solely responsible for making the mandatory general offer for the Shares as a result of the Acquisition under the Takeovers Code, and under no circumstances shall the Shareholder and/or JD.com Global Investment Limited be required to participate in, or otherwise fund or expend any funds relating to the Offer (or part or parts thereof) or otherwise be required to make or participate in an offer (as defined in the Takeovers Code) as a result of the Acquisition or Offer. To the extent that the Shareholder and/or JD.com Global Investment Limited are requested by the Executive or otherwise are under an obligation under the Takeovers Code to make an offer (as defined in the Takeovers Code) for the securities of the Company as a result of the Acquisition or Offer (except where such request arises as a result of any action taken by the Shareholder and/or JD.com Global Investment Limited and/or parties acting in concert with any of them save for the signing of the Support Agreement or this Undertaking or actions contemplated by the Support Agreement or this Undertaking), so far as and to the extent permissible under the Takeovers Code and all applicable laws and regulations, the Consortium shall be solely responsible for making such offer and the funds payable for such offer.

8.	CONFIDENTIAL INFORMATION

Subject to Clause 5, the Shareholder and the Consortium undertake to each other to keep confidential (save for any disclosure as required by the Takeovers Code, the Listing Rules or any Applicable Laws) (i) matters referred to in this Undertaking; and (ii) all information they have acquired about each other and agree to use the information only for the purposes contemplated by the Acquisition and the Offer.

9.	TERMINATION

9.1	This Undertaking shall terminate immediately upon the earliest occurrence of:

9.1.1	the Rule 3.5 Announcement failing to be published in accordance with Clause 6.1;

9.1.2	the termination of the Support Agreement in accordance with its terms on grounds other than the consummation of the Acquisition;

9.1.3	the Parties having agreed in writing to terminate this Undertaking;

9.1.4

the date on which the Consortium informs Bitauto in a joint written notice, or publicly discloses, that it has made a decision to terminate or rescind, or discontinue its pursuit of the Acquisition; and

9.1.5	the Acquisition having lapsed or been terminated for any other reason.

9.2

In the event of the termination of this Undertaking in accordance with its terms, this Undertaking shall terminate in all respects with immediate effect, and no Party shall have any claim under this Undertaking against any other Party, save that:

9.2.1	the provisions of Clauses 1 and 8 to 16 shall continue to apply in full force and effect thereafter; and

9.2.2	such termination shall be without prejudice to a Party’s accrued rights and remedies, obligations and liabilities under this Undertaking as at the date of such termination.

10.	NOTICES

10.1	A Notice under or in connection with this Undertaking shall be:

10.1.1	in writing and in English; and

10.1.2

delivered personally, sent by electronic mail followed by mail posted within 24 hours or sent by courier to the Party due to receive the Notice at the addresses referred to in Clause 10.2 or such other address as a Party may specify by notice in writing to the other Parties received before the Notice was despatched.

10.2	For the purposes of this Clause 10, a Notice shall be sent to the addresses and for the attention of those persons set out below:

10.2.1	in the case of the Shareholder:

Address:	21/F, Building A, No.18 Kechuang 11th Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, PRC
Attention:	Gao Jing
Email:	gaojing@jd.com

with a copy (which shall not constitute notice) to:

Address:	18/F, Building A, No. 18 Kechuang 11th Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, PRC
Attention:	Zheng, Xiaolin
E-mail:	xiaolin.zheng@jd.com

10.2.2	in the case of Tencent:

c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email: legalnotice@tencent.com

with copies to:

Tencent Binhai Towers, No.33 Haitian 2nd Road

Nanshan District, Shenzhen

P.R. China 518054

Attention: Mergers and Acquisitions Department

Email: PD_Support@tencent.com

and

Latham & Watkins LLP

18th Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

Attention: Frank Sun, Benjamin Su and Terris Tang

Email: Frank.Sun@lw.com; Benjamin.Su@lw.com; Terris.Tang@lw.com

10.2.3	in the case of Hammer:

c/o Hammer Capital Asset Management Limited

Attention: Amanda Chau

Suites 3607-09, 36/F, ICBC Tower, 3 Garden Road, Hong Kong

Email: Amanda.chau@hammercapital.hk

with a copy to:

Kirkland & Ellis

Address:	26th Floor, Gloucester Tower, The Landmark 15 Queen’s Road Central, Hong Kong
Attention:	Nicholas Norris; Carmen Lau
Email:	nicholas.norris@kirkland.com; carmen.lau@kirkland.com

or to such other address as the relevant Party may have notified to the other by not less than seven (7) days’ written notice to the other Party before the Notice was despatched.

10.3	Unless there is evidence that it was received earlier, a Notice is deemed given if:

10.3.1	delivered personally, when left at the address referred to in Clause 10.2;

10.3.2	sent by courier, two (2) business days after posting it; or

10.3.3

sent by electronic mail, when it leaves the electronic mail gateway of the sender (subject to confirmation that the sender did not receive a message that the electronic mail was undeliverable, which may be satisfied by producing a certificate signed by an information technology personnel of the sender).

11.	OTHER

11.1

Any date, time or period referred to in this Undertaking shall be of the essence except to the extent to which the Shareholder and the Consortium agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

11.2	The Shareholder has been given a realistic opportunity to consider whether or not it should give this Undertaking and has received independent advice about the nature of this Undertaking.

11.3

The Shareholder agrees that damages would not be an adequate remedy for breach of this Undertaking and acknowledges that the Consortium may be entitled to seek remedies of specific performance and other equitable relief for breach of this Undertaking.

11.4

The ejusdem generis principle of construction shall not apply to this Undertaking. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words following or preceding those terms.

11.5	The obligations of the Consortium Members under this Undertaking are several and no Consortium Member shall be liable for the default of another Consortium Member.

11.6

The Parties do not intend that any term of this Undertaking shall be enforceable, by virtue of the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong), by any person who is not a party to this Undertaking.

12.	COSTS

The costs of the Consortium and the Shareholder in relation to the negotiation, preparation, execution and performance by them of this Undertaking will be borne by themselves, respectively.

13.	ENTIRE AGREEMENT

This Undertaking constitutes the entire agreement and supersedes any previous agreements (if any) between the Parties relating to the subject matter of this Undertaking.

14.	VARIATION

A variation of this Undertaking is only valid if it is in writing and signed by or on behalf of each Party.

15.	COUNTERPARTS

This Undertaking may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same instrument.

16.	GOVERNING LAW AND JURISDICTION

16.1	This Undertaking is governed by and construed in accordance with the laws of Hong Kong for the time being in force.

16.2

Any dispute, controversy, or claim arising out of or relating to this Undertaking (including any question regarding its existence, validity or termination, or the interpretation or enforcement of any provision hereof) that cannot be amicably settled shall be referred to and finally resolved by binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules (the “HKIAC Rules”) in force when the Notice of Arbitration is submitted in accordance with such HKIAC Rules, which HKIAC Rules are deemed to be incorporated by reference into this Clause and as may be amended by the rest of this Clause.

16.3	The arbitration tribunal shall consist of a sole arbitrator to be appointed in accordance with the HKIAC Rules.

16.4	The seat of the arbitration shall be Hong Kong.

16.5	The language of the arbitration proceedings shall be English.

SCHEDULE 1

OFFEREE SHARES AS AT THE DATE OF THIS UNDERTAKING

No. of ordinary shares of US$0.0001 each in the Company	Exact name and address of registered holder as appearing on the register of members	Beneficial owner
684,283,320	JD Financial Investment Limited, Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands	JD Financial Investment Limited

SCHEDULE 2

WARRANTIES

1.	It is duly incorporated or established under the laws of its place of incorporation and has been validly existing since incorporation.

2.

It is duly authorised, has full power and authority and has taken all actions necessary to execute and deliver this Undertaking and exercise its rights, to perform its obligations under this Undertaking in accordance with its terms.

3.	Its obligations under this Undertaking will constitute its valid, legal and binding obligations enforceable in accordance with its terms.

4.

Neither the execution nor performance of this Undertaking will result in or amount to, a violation or breach by it of any Applicable Laws, or constitute a breach by it of any contract, agreement, articles of association, undertaking or commitment to which it is a party.

SIGNED, SEALED AND DELIVERED	)
as a DEED in the name of	)
JD FINANCIAL INVESTMENT LIMITED	)
by its duly authorised representative	)
Wang, Nani	)
in the presence of:	)	/s/ Wang, Nani

/s/ Gao Jing	Signature of witness

Gao Jing	Name of witness

21/F, Building A, No. 18	Address of witness

Kechuang 11 Street

Yizhuang, Beijing, PRC

Signature page to Irrevocable Undertaking

EXECUTED AND DELIVERED as a DEED by MORESPARK LIMITED in the presence of:	) )
	)	/s/ Ma Huateng
	)	Name: MA HUATENG
	)	Title: Director
)
)
)
	)	/s/ Lau Suk Yi
	)	Name: Lau Suk Yi
	)	Title: Director / Company Secretary

/s/ Liu Lu	Signature of witness

Liu Lu	Name of witness

Shenzhen, China	Address of witness

Signature page to Irrevocable Undertaking

SIGNED, SEALED AND DELIVERED	)
as a DEED in the name of	)
HAMMER CAPITAL OPPORTUNITIES	)
GENERAL PARTNER	)
as the general partner of	)
HAMMER CAPITAL OPPORTUNITIES	)
FUND L.P.	)
by its duly authorised representative	)
)
in the presence of:	)	/s/ TSANG, LING KAY RODNEY

/s/ Andrew Wong	Signature of witness

ANDREW WONG	Name of witness

3607-09, 36/F ICBC	Address of witness

Tower, 3 Garden Road

Hong Kong

Signature page to Irrevocable Undertaking